Exhibit 3.83
NORAMPAC INDUSTRIES INC.
Written Consent
of the Sole Shareholder
     The undersigned, being the sole holder of all of the outstanding shares of the capital stock of Norampac Industries Inc., a New York corporation (the “Corporation”), entitled to vote thereon, hereby consents to the adoption of the following resolutions without a meeting:
     RESOLVED, that Article II (“Shareholders”) paragraph 2 (“Annual Meeting”) of the By-laws of the Corporation are hereby amended to provide in their entirety as follows:
ARTICLE I.I. SHAREHOLDERS
Paragraph 2. Annual Meeting. The annual meeting of the shareholders shall be held within six months after the close of the fiscal year when the shareholders shall elect a board and transact such other business as may properly come before the meeting.
     RESOLVED, that except as amended by these resolutions, the By-laws of the Corporation, as heretofore amended, shall remain in full force and effect.
     RESOLVED, that the Secretary shall cause notations to be made to the By-laws to reflect the amendments effected by these resolutions.
     RESOLVED, that the officers of the Corporation are hereby authorized, empowered and directed to take all such action on behalf of the Corporation as they may deem necessary, appropriate or advisable to carry out the intent and purposes of the foregoing resolutions.
Dated as of: January 11, 2006

NORAMPAC FINANCE US INC.
By:	/s/ Marc-André Dépin
	Name:	Marc-André Dépin
	Title:	President